Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO
(561) 627-7171

Palm Beach Gardens, Florida	March 15, 2012

DYCOM INDUSTRIES, INC. ANNOUNCES
STOCK REPURCHASE PROGRAM

Palm Beach Gardens, Florida, March 15, 2012 – Dycom Industries, Inc. (NYSE:DY) announced today that its Board of Directors has authorized $40 million to repurchase shares of Dycom’s outstanding common stock.  The stock repurchases are authorized to be made over the next eighteen (18) months in open market or private transactions.  The exact timing and amount of repurchases will depend on market conditions and other factors.  The Company expects to fund repurchases using cash on hand.  The Company used the remainder of its previous repurchase authorization, which was approximately $10.9 million as of January 28, 2012, during the third quarter of fiscal 2012.   As of March 14, 2012, the Company had 33,528,477 shares of common stock outstanding.

Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric and gas utilities and others.

This press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act.  These statements are based on management’s current expectations, estimates and projections.  Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release.  Such risks and uncertainties include: business and economic conditions and trends in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, the future impact of any acquisitions or dispositions, the anticipated outcome of other contingent events, including litigation, liquidity and other financial needs and the availability of financing and the other risks detailed in our filings with the Securities and Exchange Commission.  The Company does not undertake to update forward-looking statements.